                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                        Under the Securities Act of 1934


                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   02476B 10 6
              -----------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                    --------------------
CUSIP NO. 02476B 10 6                 13G                   Page 2 of 8
------------------------                                    --------------------


--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          Michael R. DeLuca

          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (entities only)
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)    [ ]
                                                                 (b)    [ ]

--------- ----------------------------------------------------------------------
    3     SEC USE ONLY


--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
------------------------ ------- -----------------------------------------------
                            5    SOLE VOTING POWER
                                 218,935

       NUMBER OF         ------- -----------------------------------------------
        SHARES              6    SHARED VOTING POWER
     BENEFICIALLY                0
       OWNED BY          ------- -----------------------------------------------
         EACH               7    SOLE DISPOSITIVE POWER
       REPORTING                 218,935
        PERSON           ------- -----------------------------------------------
         WITH               8    SHARED DISPOSITIVE POWER
                                 0
------------------------ ------- -----------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           218,935
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           |_|
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                           6.85%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                           IN
--------- ----------------------------------------------------------------------

------------------------                                    --------------------
CUSIP NO. 02476B 10 6                 13G                   Page 3 of 8
------------------------                                    --------------------


--------- ----------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          DeLuca Family Partnership, L.P.

          I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (entities only)
--------- ----------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)    [ ]
                                                                 (b)    [ ]

--------- ----------------------------------------------------------------------
    3     SEC USE ONLY


--------- ----------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
------------------------ ------- -----------------------------------------------
                            5    SOLE VOTING POWER
                                 171,898

       NUMBER OF         ------- -----------------------------------------------
        SHARES              6    SHARED VOTING POWER
     BENEFICIALLY                0
       OWNED BY          ------- -----------------------------------------------
         EACH               7    SOLE DISPOSITIVE POWER
       REPORTING                 171,898
        PERSON           ------- -----------------------------------------------
         WITH               8    SHARED DISPOSITIVE POWER
                                 0
------------------------ ------- -----------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                           171,898
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           |_|
--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                           5.46%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                           PN
--------- ----------------------------------------------------------------------

------------------------                                    --------------------
CUSIP NO. 02476B 10 6                 13G                   Page 4 of 8
------------------------                                    --------------------


Item 1(a)           Name of Issuer:

                    American Business Financial Services, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:

                    Wanamaker Building
                    100 Penn Square East
                    Philadelphia, PA  19107

Item 2(a)           Name of Persons Filing:

                    Michael R. DeLuca

                    DeLuca Family Partnership, L.P.

Item 2(b)           Address of Principal Business Office:

                    6000-I Commerce Parkway
                    Mount Laurel, NJ  08054

Item 2(c)           Citizenship:

                    United States of America

Item 2(d)           Title of Class of Securities:

                    Common stock, par value $0.001 per share ("Common Stock").

Item 2(e)           CUSIP Number:  02476B 10 6

Item 3 If this Statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether person filing is:

                    (a) |_| Broker or dealer registered under section 15 of the
                        Act (15 U.S.C. 78o).
                    (b) |_| Bank as defined in section 3(a)(6) of the
                        Act (15 U.S.C. 78c).
                    (c) |_| Insurance company as defined in section 3(a)(19)
                        of the Act (15 U.S.C. 78c).
                    (d) |_| Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).
                    (e) |_| An investment adviser in accordance with
                        ss. 240.13d-1(b)(1)(ii)(E).
                    (f) |_| An employee benefit plan or endowment fund in
                        accordance with ss. 240.13d-1(b)(1)(ii)(F).
                    (g) |_| A parent holding company or control person in
                        accordance with ss. 240.13d-1(b)(1)(ii)(G).
                    (h) |_| A saving associations as defined in Section 3(b)
                        of the Federal Deposit Insurance Act (12 U.S.C. 1813).
                    (i) |_| A church plan that is excluded from the definition
                        of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                    (j) |_| Group, in accordance with
                        ss. 240.13d-1(b)(1)(ii)(J).

------------------------                                    --------------------
CUSIP NO. 02476B 10 6                 13G                   Page 5 of 8
------------------------                                    --------------------


Item 4        DeLuca Family Partnership, L.P. Ownership:

              (a) Amount beneficially owned: DeLuca Family Partnership, L.P. is the direct beneficial owner of 171,898 shares.

              (b)   Percent of class: 5.46%

              (c)   Number of shares as to which such person has:
                    (i) sole power to vote or direct the vote: 171,898
                    (ii) shared power to vote or direct the vote: 0
                    (iii) sole power to dispose or direct the disposition of: 171,898
                    (iv) shared power to dispose or direct the disposition of: 0

              Michael R. DeLuca Ownership:

              (a)   Amount beneficially owned:

                    (i) Michael R. DeLuca is the indirect beneficial owner of the shares directly held by the DeLuca Family Partnership, L.P. because, as the settlor and sole trustee of the revocable trust which is the sole shareholder of the corporate general partner of DeLuca Family Partnership, L.P., he possesses ultimate voting and dispositive powers over the partnership's 171,898 shares.

                    (ii) Mr. DeLuca is the direct beneficial owner of 47,037 shares (stock options which are currently exercisable).

              (b)   Percent of class: 6.85%

              (c)   Number of shares as to which such person has:
                    (i) sole power to vote or direct the vote: 218,935
                    (ii) shared power to vote or direct the vote: 0
                    (iii) sole power to dispose or direct the disposition of: 218,935
                    (iv) shared power to dispose or direct the disposition of: 0

Item 5              Ownership of Five Percent or Less of a Class:
                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of
                    securities, check the following:   [ ]

Item 6              Ownership of More Than Five Percent on Behalf of Another
                    Person:
                    The Reporting Persons do not know of any other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                                    N/A

------------------------                                    --------------------
CUSIP NO. 02476B 10 6                 13G                   Page 6 of 8
------------------------                                    --------------------


Item 8              Identification and Classification of Members of the Group:
                                    N/A

Item 9              Notice of Dissolution of Group:
                                    N/A

Item 10             Certification
                    By signing below the undersign certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

------------------------                                    --------------------
CUSIP NO. 02476B 10 6                 13G                   Page 7 of 8
------------------------                                    --------------------


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                  As required by Rule 13d-1(k) promulgated under the Securities and Exchange Act of 1934, each Reporting Person on whose behalf this statement is filed agrees that this Statement is filed on behalf of each of them. Each Reporting Person understands that they are responsible for the timely filing of this statement and any amendments thereto and for the completeness and accuracy of the information concerning such Reporting Person contained herein; each Reporting Person understands that they are not responsible for the completeness or accuracy of the information concerning the other persons making this filing, unless such Reporting Person knows or has reason to believe that such information is inaccurate. This Statement may be executed in more than one counterpart.


Date:    February 17, 2004          By:
                                          -------------------------------------
                                          Michael R. DeLuca
                                          (in his individual capacity)


Date:    February 17, 2004          By:
                                          -------------------------------------
                                          Michael R. DeLuca
                                          (in his capacity as settlor and sole
                                          trustee of the revocable trust which
                                          is the sole shareholder of MDL
                                          Ventures Corporation, the corporate
                                          general partner of DeLuca Family
                                          Partnership, L.P.)

------------------------                                    --------------------
CUSIP NO. 02476B 10 6                 13G                   Page 8 of 8
------------------------                                    --------------------


                                     Exhibit

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is filed on behalf of each of them.


Date:    February 17, 2004          By:
                                          -------------------------------------
                                          Michael R. DeLuca
                                          (in his individual capacity)


Date:    February 17, 2004          By:
                                          -------------------------------------
                                          Michael R. DeLuca
                                          (in his capacity as settlor and sole
                                          trustee of the revocable trust which
                                          is the sole shareholder of MDL
                                          Ventures Corporation, the corporate
                                          general partner of DeLuca Family
                                          Partnership, L.P.)